EXHIBIT 99.1

First Citizens Bank Acquires Venture Bank of Washington

Announcement Marks First Citizens' Second Acquisition in Past Two Months

RALEIGH, N.C., Sept. 11, 2009 (GLOBE NEWSWIRE) -- First Citizens Bank, the primary subsidiary of Raleigh-headquartered First Citizens BancShares (Nasdaq:FCNCA), announced that it has acquired the banking operations of Venture Bank, which was headquartered in Lacey, Wash., with main administrative offices in DuPont, Wash.

First Citizens Bank has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) effective today to purchase substantially all of Venture Bank's assets and assume the majority of its liabilities. The FDIC serves as Receiver of the institution. Deposits will be assumed by First Citizens Bank with no losses to any depositor. Venture Bank branches that offer Saturday drive-through service will open on Saturday, Sept. 12, at their usual times as branches of First Citizens Bank. All Venture Bank branches will operate as First Citizens branches on Monday, Sept. 14.

The bank's 18 full-service branches are located along the Interstate 405 / 5 corridors in Washington's Puget Sound area. The branches link several major cities, including Redmond (home of Microsoft's headquarters), Tacoma and Olympia. The purchase complements BancShares' existing franchise by connecting offices operated by the company's IronStone Bank subsidiary in Seattle, Wash., and Portland, Ore.

The agreement marks First Citizens' second participation in an FDIC transaction in the last eight weeks. On July 17, First Citizens acquired Temecula Valley Bank of Temecula, Calif., and its 11 branches.

"Our announcement today represents another exciting growth opportunity for First Citizens as we continue to expand our presence on the West Coast," said Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank. "Our company's stability, strength and solid capital levels have enabled us to make this transaction. Sound business practices and stewardship of customer deposits continue to be among the highest priorities of our bank."

First Citizens Bank was selected to complete today's transaction through a competitive bidding process. At June 30, 2009, Venture Bank reported total assets of $968.4 million, loans of $683.4 million and total deposits of $917.7 million. Under the terms of the agreement, First Citizens Bank has the option to purchase any owned bank premises or to assume the leases on any or all of the banking offices. The loans and other real estate owned by Venture Bank purchased by First Citizens are covered by a loss share agreement between the FDIC and First Citizens which provides protection against losses to First Citizens Bank.

The agreement only covers the assets and liabilities of Venture Bank. Assets, liabilities and common stock of Venture Bank's former parent company, Venture Financial Group Inc., have not been purchased or assumed by First Citizens Bank.

Over the weekend, customers will continue to have access to their funds through debit cards, checks and online banking. Customers should bank as they normally do at their existing branches until First Citizens consolidates its operating systems and integrates the loan and deposit records of Venture Bank.

In addition, customers with interest-bearing deposit accounts will receive a letter from First Citizens informing them about the transaction, including any revision in rates as allowed by the FDIC. Any revised CD rates will be competitive with other CD terms in the market. Depositors will have the option of withdrawing their CD deposits without penalty until maturity.

"We want to welcome our new clients to the First Citizens family," Holding said. "We also want to assure them that their deposits are safe, sound, accessible and still protected by FDIC insurance. We're committed to making this transition as easy as possible and continuing to build strong, long-term relationships."

Holding said that throughout its 111-year history, First Citizens Bank has consistently focused on asset quality, liquidity and strong capitalization, which made the company a prime contender for the purchase. First Citizens did not take funding from the federal government's Troubled Asset Relief Program.

Former Venture Bank customers with questions about the transaction or about First Citizens Bank can call toll free 1.800.586.2351 between 7 a.m. and 8 p.m. Pacific time. For more information about First Citizens, visit firstcitizens.com.

About First Citizens

First Citizens BancShares Inc. has $17.3 billion in assets. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 430 branch offices, telephone banking, online banking and ATMs. BancShares is one of Forbes' Platinum 400 Best Big Companies in America.

Founded in 1898, First Citizens Bank now operates 373 branches in North Carolina, Virginia, West Virginia, Tennessee, Maryland, California and Washington. The bank has received multiple national awards for customer satisfaction, sustained profitability and overall stability and security, including a five-star superior ranking by independent banking rating firm BauerFinancial Inc. of Coral Gables, Fla. (Bauerfinancial.com) and Greenwich Excellence Awards for Business Banking. IronStone Bank serves customers at 57 offices in 12 states, including one branch in Seattle, Wash., and branches in Portland and Lake Oswego, Ore.

CONTACT:  First Citizens Bank
          Barbara Thompson
          919.716.2716